UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2013

POWERSECURE INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-12014	84-1169358
(State or other jurisdiction	(Commission	(I.R.S Employer
of incorporation)	File Number)	Identification No.)

1609 Heritage Commerce Court, Wake Forest, North Carolina	27587
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (919) 556-3056

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On December 11, 2013, the Board of Directors (the “Board”) of PowerSecure International, Inc., a Delaware corporation (the “Company”), upon the recommendation of its Nominating and Corporate Governance Committee, authorized an increase in the size of the Board from five to six members and elected and appointed A. Dale Jenkins as a director of the Company to fill the vacancy created by the increased size of the Board, to serve until the 2014 Annual Meeting of Stockholders and until his successor is duly elected and qualified or until his earlier death, resignation or removal. Both actions will become effective on January 1, 2014.

Mr. Jenkins was not appointed to the Board pursuant to any arrangements or understandings between Mr. Jenkins and any other person. The Board will consider appointing Mr. Jenkins to one or more committees, as it deems appropriate.

Mr. Jenkins, age 57, has served as the Chief Executive Officer of Medical Mutual Insurance Company of North Carolina (“Medical Mutual”) and its subsidiary companies (collectively with Medical Mutual, “the Medical Mutual Group”) since 1995, after having served as the Chief Operating Officer of the Medical Mutual Group from 1994 to 1995. Medical Mutual is a property/casualty insurance company that specializes in professional liability insurance for physicians and healthcare professionals. Medical Mutual owns several operating subsidiaries. MMIC Holdings, LLC is an investment company focused on real estate opportunities. Medical Security Insurance Company is a property/casualty insurance company that specializes in developing professional liability alternative risk programs for physicians and healthcare professionals. MMIC Agency, LLC is a full-line insurance agency that brokers life, health, dental and disability insurance primarily to healthcare professionals. The Medical Mutual Group is headquartered in Raleigh, North Carolina.

From 1978 through 1994, Mr. Jenkins was with Ernst & Young LLP, including as a partner from 1987 until 1994. During his career at Ernst & Young, Mr. Jenkins was responsible for the direction of professional service teams that provided audit and consulting services to major clients of Ernst & Young, he led the Carolinas Insurance Practice and he was responsible for that firm’s recruiting effort at major universities in North Carolina. In addition, he lectured at numerous seminars and participated on a variety of committees at Ernst & Young.

Mr. Jenkins obtained his license as a certified public accountant in 1980 (license currently inactive) and is a member of the American Institute of CPAs (AICPA). He service on several private boards of directors of health care, insurance and educational entities.

As a non-employee director of the Company, Mr. Jenkins will receive the standard compensation for non-employee directors, including the grant to initial directors of $50,000 in restricted shares of common stock, par value $.01 per share, of the Company, based on the closing sale price of the Common Stock on the effective date of his appointment (which for Mr. Jenkins means the closing sale price of the Common Stock on January 2, 2014, the first trading day after his appointment) which will “cliff vest” on the third anniversary of the effective date of his appointment to the Board. A Summary Sheet setting forth the compensation paid to non-employee directors, including Mr. Jenkins, is filed herewith as Exhibit 10.1 and incorporated herein by this reference.

A copy of the Company’s press release issued on December 17, 2013 announcing the appointment of Mr. Jenkins to the Board is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Summary Sheet of Compensation Paid to Non-Employee Directors

99.1	Press Release of PowerSecure International, Inc., issued December 17, 2013, announcing the appointment of A. Dale Jenkins to the Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERSECURE INTERNATIONAL, INC.

By:	/s/ Christopher T. Hutter
Christopher T. Hutter
Executive Vice President and Chief Financial Officer

Dated: December 17, 2013

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